Exhibit 5.1
March 8, 2024

TeraWulf Inc.
9 Federal Street
Easton, Maryland 21601

Registration Statement on Form S-3
Ladies and Gentlemen:

We have acted as special counsel to TeraWulf Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the resale by the selling stockholders named therein (the “Selling Stockholders”) of up to 45,771,303 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) 27,759,265 shares of Common Stock (the “Penny Warrant Shares”) issuable upon exercise of warrants to purchase such Penny Warrant Shares at an exercise price of $0.01 per share of Common Stock (the “Penny Warrants”) issued pursuant to that certain warrant agreement, dated March 1, 2023, by and among the Company and certain of the Company’s lenders party thereto (the “Warrant Agreement”), (ii) 13,879,630 shares of Common Stock (the “Dollar Warrant Shares” and, together with the Penny Warrant Shares, the “Warrant Shares”) issuable upon exercise of warrants to purchase such Dollar Warrant Shares at an exercise price of $1.00 per share of Common Stock (the “Dollar Warrants” and, together with the Penny Warrants, the “Warrants”) issued pursuant to the Warrant Agreement, (iii) 588,706 shares of Common Stock purchased by Lucky Liefern LLC (“Lucky Liefern”) in private placement transactions in March 2022 and April 2022 (such private placement shares, collectively, the “Private Placement Shares”), and (iv) 3,543,702 of Common Stock (the “Services Agreement Shares” and, together with the Penny Warrant Shares, the Dollar Warrant Shares, and the Private Placement Shares, the “Shares”) issued pursuant to that certain Administrative and Infrastructure Services Agreement, dated as of April 27, 2021 and amended on March 29, 2023, by and between Beowulf Electricity & Data Inc. and the Company (the “Services Agreement”).

The Shares are being registered for offering and sale from time to time as provided by Rule 415 under the Securities Act. In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1.The Registration Statement;
2.The Warrant Agreement;
3.Those certain private placement agreements pursuant to which the Private Placement Shares were purchased; and
4.The Services Agreement.
In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed appropriate and necessary in connection with the opinions hereinafter set forth.

With respect to any such records, agreements, documents, instruments, certificates or comparable documents on which we have relied and that were given or dated earlier than the date of this letter, we have assumed that the information contained therein has remained accurate, as far as relevant to the statements contained herein, from such earlier date through and including the date of this letter.

In rendering the opinion set forth below, we have, without independent inquiry or investigation, assumed:

i.the genuineness of all signatures;
ii.the legal capacity of natural persons;
iii.the authenticity of all documents submitted to us as originals;
iv.the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and
v.as to matters of fact, the truthfulness of the representations made in the Sales Agreement and certificates or comparable documents of public officials and officers of the Company.
Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.The Warrant Shares, when issued and paid for upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid, and nonassessable.
2.The Shares, other than the Warrant Shares, are validly issued, fully paid and non-assessable.
The opinion expressed above is limited to the General Corporation Law of the State of Delaware. Our opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect. This opinion letter only speaks as of the time of its delivery on the date it bears. We expressly disclaim any obligation to provide any subsequent opinion or advice by reason of any development or circumstance, including any change in law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein. We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or the Rules.

Very truly yours,

/s/ Reed Smith LLP